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EXHIBIT 99.1

         RENO, NEVADA (August 3, 2001) -- Sierra Pacific Resources (NYSE: SRP) reported second quarter earnings from continuing operations of 35 cents per share, partly offsetting its losses in previous quarters from soaring wholesale power and fuel costs. The company also reported a 33-cent per share one-time gain from the sale of its water business in the Reno area.

         The restoration of earnings following four consecutive quarters of losses was due partly to a new law in Nevada that allows the company's two utility operations, Sierra Pacific Power and Nevada Power, to defer part of their wholesale power and fuel expenses to protect consumers from the immediate impact of high wholesale prices, and assures recovery of those costs from customers at a later date. Wholesale power and fuel costs continued to outpace the actual revenues collected from customers during the period.

         Including its one-time gain from the water sale and earnings from discontinued operations, Sierra Pacific's consolidated second quarter earnings were $54 million, or 69 cents per share of common stock, compared to a net loss of $20 million, or 26 cents per share during the same quarter in 2000. Year-to-date 2001 earnings show a net loss of $29 million, or 38 cents per share, reflecting extraordinary energy costs in the wholesale power markets.

         Contributing to the improvement in second quarter earnings was the one-time gain of $26 million after taxes, or 33 cents per share, from the sale of Sierra Pacific Power's water business. A large portion of the gain from the sale was shared with customers of the water business. The company reported an additional one-cent per share gain from discontinued water operations.

         Earlier this year, the Nevada State Legislature and Nevada's Governor approved legislation that ensures the utility subsidiaries have the ability to recover actual fuel and purchased power costs incurred on behalf of customers. The deferred balances for wholesale electric power and fuel at Sierra Pacific Power and Nevada Power as of June 30, are $75 million and $273 million, respectively.

         "Our state's commitment to recovery of these wholesale costs finally removes the cloud that has hung over Nevada for some time and restores much needed financial balance to our company and our state," said Walt Higgins, chairman and CEO of Sierra Pacific. "This quarter begins to reflect the earnings performance required to serve Nevada's dynamic, fast-growing economy. This partial recovery during the quarter is an important step forward in our ability to invest in Nevada and to attract new energy development in the state and keep pace with the needs of our customers."

         Earnings Conference Call/Webcast Sierra Pacific Resources executives will discuss the second quarter financial results during a live webcast today, Aug. 3, at 8:30 a.m. Eastern Daylight Time. Interested parties can access the webcast at this link: www.sierrapacificresources.com. A recording of the call will be available for a week at the same website and at www.streetfusion.com. For those who'd rather listen to a recording by telephone, call 800-688-2171.


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Sierra Pacific Resources

Financial Highlights       (In thousands, except for per share amount)

Second Quarter 2001

                                                2001                   2000
Revenues                                      $ 1,155,462            $ 474,312
Operating Expenses                            $ 1,077,168            $ 459,168
Net (Loss) Income Available For Common           $ 54,035           ($ 20,191)
Average Shares Outstanding                         78,491               78,420
Net (loss) Income Per Share                        $ 0.69             ($ 0.26)

Year to Date June 30, 2001

                                                2001                   2000
Revenues                                      $ 1,893,388            $ 866,961
Operating Expenses                            $ 1,845,580            $ 794,624
Net (Loss) Income Available For Common         ($ 29,444)            ($ 2,013)
Average Shares Outstanding                         78,483               78,418
Net (loss) Income Per Share                      ($ 0.38)              ($0.03)